As filed with the Securities and Exchange Commission on March 31, 2010.
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BANK OF HAWAII CORPORATION
(Exact Name of Registrant as Specified in Its Charter)

Delaware	99-0148992
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

130 Merchant Street Honolulu, Hawaii	96813
(Address of Principal Executive Offices)	(Zip Code)

BANK OF HAWAII
RETIREMENT SAVINGS PLAN
(Full Title of the Plan)

Mark A. Rossi
Vice Chairman and Chief Administrative Officer
Bank of Hawaii Corporation
130 Merchant Street
Honolulu, Hawaii 96813
 (Name and Address of Agent for Service)

(808) 694-8366
(Telephone Number, Including Area Code, of Agent for Service)

Copies to:
Steven Kaplan, Esq.
Arnold & Porter LLP
555 Twelfth Street, NW
Washington, DC 20004
(202) 942-5998

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share		Proposed Maximum Aggregate Offering Price		Amount of Registration Fee
Common Stock, $0.01 par value per share	250,000 shares	(2) (3)	$44.75	(4)	$11,187,500.00	(4)	$797.67

(1)	Pursuant to Rule 416(c) under the Securities Act of 1933, this registration statement covers an indeterminate amount of interests to be offered and sold pursuant to the Retirement Savings Plan.

(2)	The number of shares being registered represents shares of Common Stock of Bank of Hawaii Corporation that may be offered or sold under the Retirement Savings Plan.

(3)	Pursuant to Rule 416(b), the registration statement shall be deemed to cover additional shares resulting from the split of, or a stock dividend on, the registered shares.

(4)
 Estimated pursuant to Rule 457(c) and (h) solely for the purposes of calculating the amount of the registration fee. The fee with respect to the shares registered herein was based on the average of the high and low price per share of the Common Stock on March 24, 2010, as reported by the New York Stock Exchange.

GENERAL INSTRUCTION E
EXPLANATORY NOTE-REGISTRATION OF ADDITIONAL SHARES

This Registration Statement on Form S-8 is being filed by Bank of Hawaii Corporation (the “Corporation”) to register 250,000 shares of the Corporation’s Common Stock, par value $0.01 per share (“Common Stock”) that may be offered or sold pursuant to the Retirement Savings Plan (the “Plan”).  The shares being registered pursuant to this Registration Statement are additional securities of the same class as other securities for which a Registration Statement on Form S-8 (File No. 33-57267) is effective.  Pursuant to General Instruction E of Form S-8, the contents of that Registration Statement (File No. 33-57267) are incorporated by reference into this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference

The following documents, filed with the Securities Exchange Commission (“Commission”) are hereby incorporated by reference in this Registration Statement:

a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2009.

b)	The Current Report on Form 8-K filed on January 19, 2010.

c)	The Annual Report on Form 11-K for the year ended December 31, 2008 for the Bank of Hawaii Retirement Savings Plan.

d)
The description of the Registrant’s Common Stock contained in the Form 8-K filed on May 5, 1998, including any amendment or any report or other filing with the SEC filed subsequent thereto and updating that description.

In addition, all documents subsequently filed by the Registrant and the Plan with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that either indicates that all securities offered hereby have been sold or deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5. Interests Of Named Experts And Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (the “DGCL”) authorizes a Delaware corporation to indemnify its directors, officers, employees and agents against certain liabilities and expenses they may incur in such capacities, and provides that such persons have a right to indemnification against expenses where they have been successful on the merits or otherwise in defense of certain types of actions or any claim, issue or matter therein. The indemnification provided by Section 145 is not exclusive of any other indemnification rights that may exist under any bylaw, agreement, vote of shareholders or disinterested directors, or otherwise.

Article VI of the registrant’s bylaws require that the registrant indemnify and hold harmless, to the fullest extent permitted by applicable law (including circumstances in which indemnification is otherwise discretionary), any person who was or is made or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding by reason of the fact that such person is or was a director or officer of the registrant or is or was serving at its request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity (including service with respect to employee benefit plans) against all liability and loss suffered and expenses (including attorneys’ fees) reasonably incurred by such person. In addition, the registrant maintains insurance under which its directors, officers and employees and agents are insured against certain liabilities.

Also, the registrant’s Certificate of Incorporation includes provisions which eliminate the personal liability of registrant’s directors for monetary damages resulting from breaches of their fiduciary duty of care, provided that such provision does not eliminate liability for breaches of the duty of loyalty, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, violations of Sections 174 of the DGCL (concerning the willful or negligent violation of statutory provisions precluding payment of certain dividends and certain stock purchases or redemptions) or for any other transactions from which the director derived an improper personal benefit.

Item 8. Exhibits ..

The exhibits to this Registration Statement are described in the Exhibit Index below.

Item 9. Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that:

Paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

 (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

 (b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and each filing of the Plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on March 30, 2010.

BANK OF HAWAII CORPORATION

Date: March 30, 2010	By:	/s/ Mark A. Rossi
Mark A. Rossi, Vice Chairman and Chief Administrative Officer
(Duly Authorized Representative)

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on March 26, 2010.

Signature	Title

*	Chairman, Chief Executive Officer and Director
Allan R. Landon	(Principal Executive Officer)

*	Vice Chairman, Chief Financial Officer and Director
Kent T. Lucien	(Principal Financial Officer)

*	Senior Executive Vice President, Controller and Principal Accounting Officer
Derek J. Norris	(Principal Accounting Officer)

*	Director
S. Haunani Apoliona

*	Director
Mary G. F. Bitterman

*	Director
Mark A. Burak

*	Director
Michael J. Chun

*	Director
Clinton R. Churchill

*	Director
David A. Heenan

*	Director
Peter S. Ho

*	Director
Robert Huret

*	Director
Martin A. Stein

*	Director
Donald M. Takaki

*	Director
Barbara J. Tanabe

*	Director
Robert W. Wo, Jr.

* By:   /s/ Mark A. Rossi

Mark A. Rossi

Pursuant to requirements of the Securities Act of 1933, the trustees (or other persons who administer the Plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City and County of Honolulu, State of Hawaii, on March 30, 2010.

BANK OF HAWAII RETIREMENT SAVINGS PLAN

By:	/s/ Mark A. Rossi
Name: Mark A. Rossi
Title: Bank of Hawaii Benefit Plans Committee, Plan Administrator

INDEX TO EXHIBITS

5.1	Internal Revenue Service Determination Letter dated October 30, 2001

5.2	Opinion of Arnold & Porter LLP, as to the validity of the Common Stock offered hereunder

23.1	Consent of independent registered public accounting firm

23.2	Consent of Arnold & Porter LLP (included in Exhibit 5.2)

24.1	Powers of Attorney